Exhibit 10.1

AMENDMENT TO THE

H.B. FULLER COMPANY

EXECUTIVE BENEFIT TRUST

THIS AMENDMENT is made this 31st day of March, 2009 by and between H.B. FULLER COMPANY, a Minnesota corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore entered into a trust agreement, dated October 25, 1993, (the “Trust Agreement”), creating the H.B. Fuller Company Executive Benefit Trust, which Trust Agreement as amended by an amendment adopted on October 1, 1997, by an amendment adopted on March 2, 1998 and by an amendment adopted on December 19, 2007, is now in full force and effect; and

WHEREAS, the Company and the Trustee wish to amend the Trust Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties agree that the Agreement is hereby amended as follows:

1. INTENDED FEDERAL INCOME TAX TREATMENT. Effective as of February 1, 2009, the Trust Agreement is clarified by amending Section 1.2 to read in full as follows:

1.2. Grantor Trust. Before a Change of Control, the arrangement created hereunder is intended to be an agency for federal income tax purposes. Upon and after a Change of Control, the arrangement created hereunder is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. In either case, this Trust Agreement shall be construed accordingly.

2. CREDITOR’S CLAIMS. Effective February 1, 2009, the Trust Agreement is amended by revising the third sentence in Section 3.1 to read in full as follows:

If the Company or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become insolvent, the Trustee shall independently determine, within thirty days after receipt of such notice, whether the Company is insolvent and, pending such determination, the Trustee shall discontinue payments of benefits under the Plans, shall hold the Trust assets for the benefit of the Company’s general creditors, and shall resume payments of benefits in accordance with Section 2.2 of this Trust Agreement only after the Trustee has determined that the Company is not insolvent (or is no longer insolvent, if the Trustee initially determined the Company to be insolvent).

3. INVESTMENTS. Effective February 1, 2009, the Trust Agreement is amended by replacing the sixth sentence in Section 7.1 with the following sentence:

To the extent the Company fails to direct the Trustee as to the investment of certain Trust assets before they are contributed to the Trust, the Company hereby directs the investment of such assets in the First American Treasury Obligation Fund – Class Y; provided, that the Trustee shall retain each insurance policy contributed to the Trust or acquired pursuant to the Company’s direction until the Company directs the Trustee to surrender or otherwise dispose of such policy.

4. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Trust Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Trustee have executed this instrument as of the date first written above.

H.B. FULLER COMPANY

By:	/s/ Michele Volpi
President and Chief Executive Officer

Attest:	/s/ Timothy J. Keenan
Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, TRUSTEE

By	/s/ Gerry D. Stephens

As its	Vice President